Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201130

Amendment No. 1 to Prospectus Supplement No. 6

(To Prospectus dated January 12, 2015)

CENTURY  COMMUNITIES,  INC.

Offer to Exchange

6.875% Senior Notes due 2022 and Related Guarantees

for

6.875% Senior Notes due 2022 and Related Guarantees

This Amendment No. 1 to Prospectus Supplement No. 6, dated May 18, 2015 (as amended, this “Prospectus Supplement”), is being filed solely to attach the Current Report (as defined and referenced below).

This Prospectus Supplement supplements and amends our prospectus, dated January 12, 2015, as supplemented and amended by the Prospectus Supplement No. 1, dated January 28, 2015, the Prospectus Supplement No. 2, dated March 6, 2015, the Prospectus Supplement No. 3, dated March 24, 2015, the Prospectus Supplement No. 4, dated May 1, 2015, and the Prospectus Supplement No. 5, dated May 8, 2015 (as supplemented and amended, the “Prospectus”), relating to our offer to issue up to $200 million in aggregate principal amount of our 6.875% Senior Notes due 2022, which will be fully, unconditionally, jointly and severally guaranteed on a unsecured senior basis by certain of our existing and future direct and indirect subsidiaries, in exchange for any and all of the $200 million in aggregate principal amount of our 6.875% Senior Notes due 2022 and related guarantees that we issued on May 5, 2014, in an exchange offer that is registered under the Securities Act of 1933, as amended.

You should read this Prospectus Supplement in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus.  This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any additional supplements or amendments thereto.

On May 18, 2015, we filed with the U.S. Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K to disclose the results of our 2015 annual meeting of stockholders (the “Current Report”).  This Prospectus Supplement is being filed to update, supplement and amend the information contained in the Prospectus with the information contained and incorporated by reference in the Current Report.  Accordingly, we have attached the Current Report to this Prospectus Supplement.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, under the federal securities laws and are eligible for reduced reporting requirements.  See the section entitled “Summary—Implications of Being an Emerging Growth Company” in the Prospectus for more information.

See “Risk Factors” beginning on page 17 of the Prospectus for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Prospectus Supplement dated May 19, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

____________________

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 13, 2015

____________________

CENTURY COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

____________________

Delaware

(State or Other Jurisdiction of Incorporation)

001-36491	68-0521411
(Commission File Number)	(I.R.S. Employer Identification Number)

8390 East Crescent Parkway, Suite 650 Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 770-8300

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.Submission of Matters to a Vote of Security Holders.

On May 13, 2015, Century Communities, Inc. (the “Company”) held its 2015 annual meeting of stockholders (the “Annual Meeting”).  As of the close of business on March 27, 2015, the record date for the Annual Meeting, there were 21,360,165 shares of Common Stock, par value $0.01 per share, of the Company outstanding and entitled to vote at the Annual Meeting.  Each share of Common Stock was entitled to one (1) vote.  Stockholders of an aggregate of 18,616,972 shares of Common Stock entitled to vote at the Annual Meeting, representing 87.16% of the outstanding shares of Common Stock of the Company as of the record date, and which constituted a quorum thereof, were present in person or represented by proxy at the Annual Meeting.

The matters submitted for a vote at the Annual Meeting and the related results are set forth below.

Proposal No. 1  – The five director nominees proposed by the Board of Directors of the Company were elected as directors to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified by the following final voting results:

	Votes For	Votes Withheld	Broker Non-Votes

Dale Francescon	17,199,198	519,952	897,822
Robert J. Francescon	17,256,023	193,127	897,822
James M. Lippman	17,099,551	619,599	897,822
Keith R. Guericke	17,099,551	619,599	897,822
John P. Box	17,099,751	619,399	897,822

Proposal No. 2  – The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015 was approved by the following final voting results:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
18,511,506	1,000	104,466	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2015CENTURY COMMUNITIES, INC.

By:	/s/ David Messenger
Name: David Messenger
Title: Chief Financial Officer